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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-A
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                   AETNA INC.
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             (Exact name of registrant as specified in its charter)

             Connecticut                                02-0488491
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(State of incorporation or organization)     (IRS Employer Identification No.)

         151 Farmington Ave.
        Hartford, Connecticut                             06156
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(Address of principal executive offices)               (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:


          Title of each class                  Name of each exchange on which
          to be so registered                  each class is to be registered
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Class B Voting Preferred Stock, Series A,  New York Stock Exchange
Purchase Rights

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

   Item 1.  Description of Registrant's Securities to be Registered.

      On September 24, 1999, the Board of Directors of Aetna Inc., a Connecticut corporation (the "Company"), declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock, par value $.01 per share (the "Common Stock"), of the Company. The dividend will be paid on November 8, 1999 (the "Record Date") to holders of record as of the close of business on November 8, 1999.

      Prior to the Distribution Date (as defined below), the Rights will be evidenced by the certificates for the Common Stock or by a current ownership statement issued with respect to uncertificated Common Stock and will be transferred with the Common Stock, and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights Agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the Common Stock. The "Distribution Date" generally means the earlier of (i) the close of business on the 10th day after the date (the "Stock Acquisition Date") of the first public announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary) has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (ii) the close of business on the 10th business day (or such later day as may be designated by the Board of Directors before any person has become an Acquiring Person) after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

      Prior to the Distribution Date, the Rights will not be exercisable to purchase Class B Voting Preferred Stock, Series A, $.01 par value per share (the "Preferred Stock"). After the Distribution Date, each Right will be exercisable to purchase, for $300 (the "Purchase Price"), one one-hundredth of a share of Preferred Stock. The terms and conditions of the Rights are set forth in a Rights Agreement dated as of September 24, 1999 between the Company and First Chicago Trust Company of New York, as Rights Agent (as it may be amended from time to time, the "Rights Agreement").

      At any time after any person has become an Acquiring Person (but before the occurrence of any of the events described in the second succeeding paragraph), each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

      At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock or the occurrence of any of the events described in the next paragraph), the Board of Directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

      If, after any person has become an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Common Stock is exchanged for other securities or assets or (2) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

      The Board of Directors may redeem all of the Rights at a price of $.01 per Right at any time before any person has become an Acquiring Person.

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      The Rights will expire on November 8, 2009, unless earlier exchanged or redeemed.

      For so long as the Rights are redeemable, the Rights Agreement may be amended in any respect. At any time when the Rights are no longer redeemable, the Rights Agreement may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person and certain affiliated persons), cause the Rights Agreement to become amendable other than in accordance with this sentence or cause the Rights again to become redeemable.

      Rights holders have no rights as stockholders of the Company, including the right to vote and to receive dividends.

      The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

      As of September 30, 1999 there were 149,858,857 shares of Common Stock outstanding and 23,047,774 shares reserved for issuance under the Company's stock option plans and for other purposes. Each outstanding share of Common Stock on the Record Date received one Right. Shares of Common Stock issued after the Record Date and prior to the Distribution Date will be issued with a Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have Rights attached. 1,729,066 shares of Preferred Stock have been reserved for issuance upon exercise of the Rights.

      The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without a condition to such an offer that a substantial number of the Rights be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by the Board of Directors, since the Rights may be redeemed by the Company as described above.

      While the dividend of the Rights will not be taxable to stockholders or to the Company, stockholders or the Company may, depending upon the circumstances, recognize taxable income if the Rights become exercisable as set forth above.

      The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, which is attached hereto as Exhibit 1 and incorporated herein by reference.

      Item 2.  Exhibits

      Rights Agreement dated as of September 24, 1999 between Aetna Inc. and First Chicago Trust Company of New York, as Rights Agent.

                                Page 3 of 4 Pages

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                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       AETNA INC.



                                       By: /s/ Alan M. Bennett
                                           -------------------------------------
                                           Name:   Alan M. Bennett
                                           Title:  Vice President and
                                                     Corporate Controller


October 15, 1999

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